Exhibit 99.1

2008 Report to Shareholders

Good afternoon. I am Joe Steinberg, Chairman of HomeFed Corporation. I am not so pleased to provide you with a report on the significant events since our last annual meeting on July 10, 2007. Since that meeting, the downturn in the residential real estate market significantly fueled by exotic lending products has lead to catastrophic failures among developers, home builders, mortgage underwriters, and investment banks. Locally, the mounting number of default notices in San Diego County, including last month, has resulted in an increasing number of foreclosures. Other economic factors including rising commodity prices, the effects of globalization, and excessive debt have placed the American economy at risk of a prolonged recession. This is the business environment we will deal with for the foreseeable future during which we intend to work on entitlements and planning, while looking for and hopefully finding new opportunities.

For the year ended December 31, 2007, HomeFed reported net income of $6.8 million on revenues of $23.7 million. This compares to net income of $17.2 million on revenues of $69.4 million for the year ended December 31, 2006. In 2007, with the exception of a commercial lot sold to a supermarket chain for $1.7 million, just about all of our real estate revenues came from recognition of deferred revenue from prior period sales.

As of our December 31, 2007 year end, the balance sheet showed $106.5 million in cash and investments on total assets of $219.3 million. Included in the 2007 balance sheet was $14.3 million in deferred revenue. We expect to recognize most of this revenue during 2008. At year end, we estimated that the Company would spend about $4.1 million to complete the required improvements to recognize these revenues. At December 31, 2007, HomeFed had total shareholder’s equity of $162.1 million with total liabilities and minority interests of $57.1 million.

For the quarter ended March 31, 2008, HomeFed reported a loss of $1.3 million on revenues and other income of $1.7 million and after income tax benefits of $943,000. Expenses for the quarter of $4 million included a payment to settle a lawsuit involving the Rampage vineyard property. We have an ongoing and remaining lawsuit with our tenant farmer, the trial for which is scheduled for this fall.

We have 441 remaining residential lots at San Elijo Hills, the master planned community in North County San Diego. Obviously there are no buyers, except at distressed prices. These are among the best lots at San Elijo Hills. In 2007, there were significant improvements made at San Elijo Hills. These improvements include the completion of a four – lane road with direct access to the City of San Marcos and a heavily traveled east – west highway. Last month, Albertsons opened a 50,000 square foot full service grocery store which will serve as a retail anchor for the Towncenter. Earlier in the year, San Marcos opened a new fire station near the top of San Elijo Road, which is a major event for the City and our community particularly in view of the recurring threat of major fires. In the second quarter, we closed on the sale of two sites for a total of $1.3 million which are planned for a community church and a swim and tennis club. By year end, we expect to complete the regional park facilities on the top of Double Peak at San Elijo. The park site will include an amphitheatre, ranger station and trail head for the 18 miles of trails you can hike through at San Elijo. All these improvements will be beneficial to the sale of our remaining lots when the market eventually recovers. At December 31, 2007, the lots are on our books for an average of $115,000 per lot. Our previous expected sales prices averaged $400,000 per lot.

In late 2007, we obtained the final approvals needed to develop the mixed - use Towncenter. These approvals include the right to develop up to 40 condominium units and an additional 60,000 square feet of commercial space. As I reported to you last year, we are concerned about the increasing costs of construction due to inflation and the market for condominiums. As a result, we decided to phase the construction of the Towncenter. We have begun construction of the first phase, which is scheduled to be completed around June 2009. This phase has 12 condo units over about 12,000 square feet of retail space. Although we have an approved set of plans for the remainder of the Towncenter, we are considering redesign options, which might include a downsized residential project or a retail and office mixed use development, for the remainder of the Towncenter. Any substantial changes to the plan will require approval from the City of San Marcos.

The market for new home sales is truly terrible. Data from MarketPointe Realty Advisers for San Diego County showed new home sales in 2006 had declined to 9,433 units from an annual high of 15,570 units in 2004. MarketPointe’s data for 2007 showed annual sales of 6,351 homes off 33% from 2006 and 59% from the peak in 2004.

Last year I provided some numbers on the increase in San Diego County default notices. Annualized, the data showed there might be as many as 17,800 default notices in 2007 compared to 10,294 notices in 2006. The actual totals provided by InnoVest Resource Management show that the estimate was too low. Default notices actually totaled 22,194 not 17,800. Even more alarming is the fact that for 2007, about 38% of the notices, or 8,416 defaults, resulted in foreclosure sales. That’s compared to new home sales in 2007 of 6,351. The increase in default notices going to foreclosures probably means many of these homeowners just couldn’t afford the loans they had and therefore couldn’t refinance to save their homes. We don’t believe we have reached the bottom of the market yet and the foreclosure numbers are still trending upward.

Now the good news, in South San Diego County and the City of Chula Vista our subsidiaries own approximately 2,800 acres of which about 700 acres is approved for development. In April 2008, one of our subsidiaries entered into a Land Offer Agreement with the City of Chula Vista which obligates the City to process our development applications within two years from submittal for a maximum of up to 6,050 residential units and 1.8 million square feet of commercial development space. We agreed, subject to final approval of our applications, to give the City 50 acres of land earmarked as part of a future university site and 160 acres of related mitigation land. We’ve also funded $1 million for the City’s university development expenses with another $1 million due when we get our approvals. The City must refund the $1 million and release us from our obligation to provide the 50 acres of University Land and 160 acres of mitigation land, if they don’t approve our applications.

The development of the two communities we are planning will be very dense in terms of residential units and commercial square footage per acre. The two primary development parcels will have an urban core or center and will be designed to encourage pedestrian use with mass transit connections to local and regional destinations. We expect a “green” or environmentally sound community in many respects, which is the trend in the changing regulatory environment of California and the City of Chula Vista. This is a departure from the design of the San Elijo Hills master planned community, but it may be what a recovering market may need given increasing energy prices and changing trends in life styles and U. S. demographics. The approval process will probably take at least two years during which time we will continue working on planning, engineering and product design to be ready to begin development when the approval process is completed and the market is ripe for development.

The litigation continues where our subsidiaries are plaintiffs suing to recover past and future clean – up costs of a former shooting range on 30 acres we own. In July 2006, the federal district judge in the case made a ruling that limited our right to require the former owners and operators to contribute to the cost of the clean – up. We and our lawyers believe the judge was wrong. As I stated last year, our appeal has the support of amicus briefs filed by the California Attorney General, the Sierra Club and the Natural Resources Defense Council. They all agreed with our position that the

District Court erred in its interpretation of the two Federal statutes that are the basis for our claims. The California Attorney General also stated that the question on appeal could affect California’s use of the Federal statutes to achieve similar clean-ups.

Earlier this year we settled a lawsuit with our neighbor in Madera County where we own about 1,600 acres of grape vineyards that we are working to entitle as a master planned community. We still have an ongoing lawsuit with the prior owner of the vineyard, which I previously mentioned.

As a requirement under the California Environmental Quality Act, a development project must prepare an Environmental Impact Report that describes the project’s effects relating to the use of water. Legislative statutes enacted in 2002 further require that developments of more than 500 units have a minimum annual 20 year firm (guaranteed) supply of water. In June 2008, we entered into an option agreement with two Kern County water districts to acquire up to 5,000 acre feet of water annually in Millerton Lake north of the Rampage property. Under the terms of the seven – year option agreement, we will be required to secure an equal amount of exchange water for delivery in Kern County at a water storage facility where we will purchase storage capacity for up to 15,000 acre feet of water. We will also need to arrange for conveyance of the Millerton Lake water to our property via the local canal system controlled by the local Madera Irrigation District. This is a complex process that will take a period of years to accomplish. There is the risk that we won’t be successful. 5,000 acre feet of water are about enough water to supply as many as 10,000 residential dwelling units, but in planning a community some of the water will be needed for other uses like schools, businesses, parks, landscaped public areas and civic uses.

In closing as in prior reports, I can say we are continuing to look for new deals. The severity of the downturn in the market has created many opportunities to consider but so far we haven’t found a good deal. For the most part, prices for distressed situations haven’t fallen far enough to meet our criteria, and investors and lenders aren’t yet willing to be realistic about the value of their projects. We continue to diligently work on our referral base and expect to have many opportunities to consider. We will continue to be mindful of the risks of overpaying; often it is the third guy who makes money.

That concludes my comments. I will now take a few questions, if there are any.